Exhibit 99.4
PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS )
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses			Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended			For The Three Months Ended
	March 31,			March 31,
PRODUCTS	2008	2007		2008	2007
COMMERCIAL LINES	$160,979	$115,467		$112,575	$73,145
SPECIALTY LINES	30,738	30,777		20,385	15,857
RUN-OFF (PERSONAL LINES)	1,702	4,261		2,214	3,200

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$193,419	$150,505		$135,174	$92,202

Net Loss & Lae Reserves @ March 31, 2008		$1,320,160

Taxable Equivalent Yield @ March 31, 2008		5.5%

Portfolio Duration @ March 31, 2008		5.2	yrs

Book Value Per Common Share @ March 31, 2008		$21.90

Shares Repurchased During the Three Months Ended March 31, 2008		1,353,200